Exhibit 99.1
FOR IMMEDIATE RELEASE
Peerless Mfg. Co. Reports Third Quarter Fiscal Year 2008 Financial Results
Dallas, Texas, May 8, 2008 — Peerless Mfg. Co. (the “Company”), (Nasdaq: PMFG), today reported financial results for the three and nine months ended March 31, 2008.
Q3 fiscal 2008 compared to Q3 fiscal 2007
Revenues for the three months ended March 31, 2008 were $32.5 million, an increase of $12.3 million, or 60.7%, compared to revenues of $20.2 million for the same period last year. The Company recorded net earnings of $2.8 million or $.43 per diluted share in the current quarter, compared to net earnings of $982,000 or $0.15 per diluted share for the three months ended March 31, 2007.
Separation/Filtration Systems segment revenues for the three months ended March 31, 2008 were $17.3 million, an increase of $6.0 million, or 52.9%, compared to revenues of $11.3 million for the three months ended March 31, 2007. For the current quarter, the Separation/Filtration Systems segment operating income was $3.5 million, an increase of $1.7 million, compared to an operating income of $1.8 million for the three months ended March 31, 2007.
Environmental Systems segment revenues for the three months ended March 31, 2008 were $15.1 million, an increase of $6.3 million, or 70.8%, compared to revenues of $8.8 million for the three months ended March 31, 2007. The Environmental Systems segment operating income in the quarter was $2.5 million, an increase of $1.0 million, compared to an operating income of $1.5 million for the three months ended March 31, 2007.
YTD fiscal 2008 compared to YTD fiscal 2007
Revenues for the nine months ended March 31, 2008 were $99.6 million, an increase of $50.7 million, or 103.5%, compared to revenues of $48.9 million for the nine months ended March 31, 2007. Net earnings were $9.8 million, or $1.50 per diluted share for the nine months ended March 31, 2008, compared to net earnings of $1.9 million or $0.29 per diluted share for the same period last year.
Separation/Filtration Systems segment revenues for the nine months ended March 31, 2008 were $48.3 million, an increase of $15.4 million, or 46.7%, compared to revenues of $32.9 million for the same period last year. The Separation / Filtration Systems segment operating income was $8.6 million in the current period, an increase of $3.9 million, compared to an operating income of $4.7 million for the same period last year.
Environmental Systems segment revenues for the nine months ended March 31, 2008 were $51.3 million, an increase of $35.3 million, or 220.2%, compared to revenues of $16.0 million for the nine months ended March 31, 2007. The Environmental Systems segment operating income was $12.4 million for the nine months ended March 31, 2008, an increase of $10.1 million, compared to an operating income of $2.3 million for the same period last year.

At March 31, 2008, the Company reported total assets of $84.1 million, working capital of $41.7 million and a current ratio of 2.1 to 1.0.
Mr. Peter J. Burlage, Chief Executive Officer of the Company, stated, “I am very pleased to report our third consecutive quarter of year-over-year increases in revenues and net earnings with both of our business segments, Environmental Systems and Separation/Filtration, contributing to our success with exceptional performances. The outlook for the energy and environmental markets that we served continues to be very favorable. Our backlog at March 31, 2008 was approximately $63 million and includes $1 million from two large projects that totaled $53 million. We largely completed those two projects in the third quarter and recorded $8 million in revenues. Our backlog at December 31, 2007 was approximately $69 million. Order flow in both of our business segments is historically volatile due to project size, and it is not unusual to see order intake change significantly from quarter-to-quarter. We continue to see robust bid activity as our markets remain strong.”
Mr. Burlage further commented, “After the close of the third quarter, we announced the acquisition of privately owned Nitram Energy, Inc., and I am pleased to report that the acquisition of Nitram closed on April 30th. Nitram is a profitable and growing business and we project that this transaction will be accretive to our shareholders. We are very excited about the combination of the Nitram organization with Peerless as their products enjoy excellent reputations in the market place. We also want to welcome all Nitram employees and we are looking forward to sharing our excitement about this combination with our customers.”
Conference Call
Peter Burlage, President & Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the third quarter ended March 31, 2008 and the outlook for future periods, during a conference call scheduled for May 9, 2008 at 10:00 a.m. ET.
Shareholders and other interested parties may participate in the conference call by dialing +1 888 713 4199 (domestic) or +1 617 213 4861 (international) and entering access code 88894670, a few minutes before 10:00 a.m. ET on May 9, 2008. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PRDPRKW6Y. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.peerlessmfg.com.
A replay of the conference call will be accessible beginning two hours after the call and will be available through May 23, 2008 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 34479309. The call will also be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in such forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies including with respect to its recent acquisition of Nitram Energy, Inc. and the integration of Nitram’s operations with those of the Company; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and other public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
Operating Results	2008	2007	2008	2007
Revenues	$32,457	$20,191	$99,561	$48,920
Cost of goods sold	22,038	13,597	66,339	33,427

Gross profit	10,419	6,594	33,222	15,493
Operating expenses	6,833	5,173	19,610	12,890

Operating income	3,586	1,421	13,612	2,603
Other income	769	92	1,409	309
Income tax expense	(1,527)	(531)	(5,257)	(1,022)

Net earnings	$2,828	$982	$9,764	$1,890

Earnings per share
Basic	$0.44	$0.15	$1.52	$0.30
Diluted	$0.43	$0.15	$1.50	$0.29

Weighted average shares outstanding
Basic	6,425	6,379	6,412	6,325
Diluted	6,577	6,448	6,515	6,411

	March 31,	June 30,
Condensed Balance Sheet Information	2008	2007
Current assets	$80,027	$64,106
Non current assets	4,065	4,565

Total assets	$84,092	$68,671

Current liabilities	$38,334	$33,484
Non current liabilities	1,952	1,650
Shareholders’ equity	43,806	33,537

Total liabilities and shareholders’ equity	$84,092	$68,671